EXHIBIT 4.11
EXECUTION VERSION
INTERCREDITOR AGREEMENT
Dated as of April 12, 2006
Among
TAL INTERNATIONAL CONTAINER CORPORATION,
acting in its capacity as an equipment owner and as manager of Containers owned by TAL Advantage I LLC
TAL ADVANTAGE I LLC (“TAL A”),
acting in its capacity as an equipment owner
U.S. BANK NATIONAL ASSOCIATION (the “Indenture Trustee”),
acting in its capacity as trustee under the Indenture with TAL Advantage I LLC
and
FORTIS CAPITAL CORP. (“Fortis”),
acting in its capacity as administrative agent on behalf
of itself and other lenders under the Fortis Credit Agreement
and
VARIOUS OTHER PERSONS FROM TIME TO TIME PARTIES HERETO

INTERCREDITOR AGREEMENT
     THIS INTERCREDITOR AGREEMENT (as amended, amended and restated, modified or supplemented from time to time, this “Agreement”), dated as of April 12, 2006, by and among TAL International Container Corporation, a corporation organized under the laws of the State of Delaware (acting in its capacity as an equipment owner and the manager of certain Containers owned by TAL A, together with its successors and permitted assigns, “TLI”), TAL Advantage I LLC, a limited liability company organized under the laws of the State of Delaware (acting in its capacity as an equipment owner, together with its successors and permitted assigns, “TAL A”), U.S. Bank National Association, a national banking association (acting in its capacity as trustee under the Indenture with TAL A, together with its successors and permitted assigns, the “Indenture Trustee”), Fortis Capital Corp., a Connecticut corporation (acting in its capacity and as administrative agent and as collateral agent on behalf of itself and various lenders pursuant to the Fortis Credit Agreement and the Fortis Security Agreement, together with its successors and permitted assigns, “Fortis”), and various other Equipment Lenders that may from time-to-time become parties hereto in accordance with the provisions of Section 8 hereof.
WITNESSETH:
     WHEREAS, TAL A and the Indenture Trustee have entered into an Amended and Restated Indenture, dated as of April 12, 2006 (as amended, amended and restated, modified or supplemented from time to time, the “Indenture”), pursuant to which TAL A granted to the Indenture Trustee, on behalf of the various Noteholders and other Persons as defined therein, a security interest in (i) various Containers (the “Securitized Containers”), (ii) the lease agreements to which the Securitized Containers may become subject to from time to time to the extent (but only to the extent) that such lease agreements relate to the Securitized Containers (the “Securitized Leases”) and (iii) all proceeds relating to the Securitized Containers, including all rental and other payments owing under the Securitized Leases (the “Securitized Lease Payments” and, collectively with the Securitized Containers and the Securitized Leases, the “Securitized Collateral”);
     WHEREAS, TLI, Fortis and various lenders have entered into an Amended and Restated Credit Agreement, dated as of August 1, 2005 (as amended, amended and restated, modified or supplemented from time to time in accordance with its term, the “Fortis Credit Agreement”), and an Amended and Restated Security Agreement, dated as of August 1, 2005 (as amended, amended and restated, modified or supplemented from time to time in accordance with its term, the “Fortis Security Agreement”), pursuant to which TLI and various other Persons granted to Fortis, on behalf of the various lenders, a security interest in (i) various Containers (the “Fortis Containers”), (ii) the lease agreements to which the Fortis Containers may become subject from time to time to the extent (but only to the extent) that such lease agreements relate to the Fortis Containers (the “Fortis Leases”) and (iii) all proceeds relating to the Fortis Containers, including all rental and other payments owing under the Fortis Leases (the “Fortis Lease Payments” and, collectively with the Fortis Containers and the Fortis Leases, the “Fortis Collateral”);

     WHEREAS, to the extent permitted under the Equipment Loan Agreements (as defined in Appendix A), TLI and/or its Subsidiaries may in the future enter into financing agreements and security agreements with other lenders party thereto (collectively, the “Other Lenders”), pursuant to which TLI and/or TAL A may grant to the Other Lenders a security interest in, inter alia, (i) various Containers (the “Other Lenders’ Containers”), (ii) the lease agreements to which the Other Lenders’ Containers may become subject to from time to time to the extent (but only to the extent) that such lease agreements relate to the Other Lenders’ Containers (the “Other Lenders’ Leases”), (iii) all proceeds relating to the Other Lenders’ Containers, including all rental and other payments owing under the Other Lenders’ Leases (the “Other Lenders’ Lease Payments”) and (iv) such other collateral as may from time to time be granted to Other Lenders consistent with the Equipment Loan Agreements (the “Other Lenders’ Additional Collateral” and, collectively with the Other Lenders’ Containers, the Other Lenders’ Lease Payments and the Other Lenders’ Leases, the “Other Lenders’ Collateral”);
     WHEREAS, TLI (by itself or by and through its Affiliates) will manage, and administer all of the Securitized Containers, the Fortis Containers, and the Other Lenders’ Containers;
     WHEREAS, in accordance with customary accounting and cash application procedures and the terms of this Agreement, TLI will collect the Securitized Lease Payments, the Fortis Lease Payments and the Other Lenders’ Lease Payments in the Collection Accounts and forward the same to the Concentration Account as provided herein; and
     WHEREAS, the parties hereto desire to set forth their relative rights in and to the Securitized Collateral, the Fortis Collateral and the Other Lenders’ Collateral, including with respect to the Securitized Lease Payments, the Fortis Lease Payments and the Other Lenders’ Lease Payments held in the Concentration Account.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION 1. Definitions.
     1.1 Generally; Accounting Terms. As used herein, all capitalized terms shall have the meanings ascribed to them in the preamble, text of this Agreement or in the definitions set forth in Appendix A (such meanings to be equally applicable to both the singular and plural forms of the terms defined), unless the context otherwise requires. Unless otherwise defined, accounting terms shall have the meanings usually given to them in accordance with GAAP.
     1.2 Articles, Sections, Subsections, and Paragraphs; Other Interpretive Provisions. All references to Articles, Sections, subsections or paragraphs shall be to Articles, Sections, subsections and paragraphs, respectively, of this Agreement, except as otherwise specifically provided. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar purport when used in this Agreement or in Appendix A hereto shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “Agreement” or “Intercreditor Agreement” shall include each of the attachments, schedules, appendices and exhibits attached thereto. The words “include” and “including” are used without intending any limitation. Unless otherwise indicated, any reference herein to an agreement or instrument shall mean that document, as the same may be modified, amended, amended and restated or supplemented by the parties thereto from time to time.
SECTION 2. Disclaimer of Fortis in the Securitized Collateral and Other Lenders’ Collateral.
          (a) Fortis hereby acknowledges and agrees for the benefit of the Indenture Trustee that any and all security interests, liens, rights and interests of Fortis in or on any or all of the Securitized Collateral hereby are disclaimed. Fortis shall have no right to take any action with respect to such Securitized Collateral, whether by judicial or non-judicial foreclosure, the seeking of the appointment of a receiver for any portion of the assets comprising the same or otherwise, or to take possession of any of such Securitized Collateral. If any payment or distribution to Fortis is made from any of the Securitized Collateral at any time prior to the payment in full in cash of all of the outstanding obligations under or referred to in the Indenture and the termination of all directly related financing arrangements securing the obligations under the Indenture, Fortis shall receive and, upon having actual knowledge thereof, shall hold the same in trust for the benefit of the Indenture Trustee and shall forthwith deliver the same to the Indenture Trustee in precisely the form received (except for the endorsement or assignment of Fortis where necessary) for application against such obligations, whether due or not due.
          (b) To the extent that any Other Lenders become a party hereto in accordance with the provisions of Section 6 hereof, then Fortis hereby acknowledges and agrees for the benefit of such Other Lenders that any and all security interests, liens, rights and interests of Fortis in or on any or all of the Other Lenders’ Collateral hereby are disclaimed. Fortis shall have no right to take any action with respect to such Other Lenders’ Collateral, whether by judicial or non-judicial foreclosure, the seeking of the appointment of a receiver for any portion of the assets comprising the same or otherwise, or to take possession of any of such Other Lenders’ Collateral. If any payment or distribution to Fortis is made from any of the Other Lenders’ Collateral at any time prior to the payment in full in cash of all of the outstanding obligations under or referred to in the Other Lenders’ Equipment Loan Agreements and the termination of all directly related financing arrangements securing the obligations under such Other Lenders’ Equipment Loan Agreements, Fortis shall receive and, upon having actual knowledge thereof, shall hold the same in trust for the benefit of the Other Lenders and shall forthwith deliver the same to the Other Lenders in precisely the form received (except for the endorsement or assignment of Fortis where necessary) for application against such obligations, whether due or not due.
          (c) Those specific Containers constituting Securitized Containers shall be determined by reference to the records of TLI or, if the records of TLI are unavailable or inconclusive, or in the case of manifest error in the records of TLI, by reference to the Container Management System or, if the Container Management System is not available or is inconclusive, by reference to the most recent list of collateral delivered pursuant to the terms of the Indenture or other related document specified therein.

SECTION 3. Disclaimer of Indenture Trustee in Fortis Collateral and Other Lenders’ Collateral.
          (a) The Indenture Trustee hereby acknowledges and agrees for the benefit of Fortis that any and all security interest, liens, rights and interests of the Indenture Trustee in or on any of the Fortis Collateral hereby are disclaimed. The Indenture Trustee shall have no right to take any action with respect to such Fortis Collateral, whether by judicial or non-judicial foreclosure, the seeking of the appointment of a receiver for any portion of the assets comprising the same or otherwise, or to take possession of any of such Fortis Collateral. If any payment or distribution to the Indenture Trustee is made from any such Fortis Collateral prior to the payment in full in cash of all of the outstanding obligations under or referred to in the Fortis Credit Agreement and the termination of all directly related financing arrangements securing the obligations under the Fortis Credit Agreement, the Indenture Trustee shall receive and, upon having actual knowledge thereof, shall hold the same in trust for the benefit of Fortis and shall forthwith deliver the same to Fortis, in precisely the form received (except for the endorsement or assignment of the Indenture Trustee where necessary) for application against such obligations, whether due or not due.
          (b) To the extent that any Other Lenders become a party hereto in accordance with the provisions of Section 6 hereof, then the Indenture Trustee hereby acknowledges and agrees for the benefit of such Other Lenders that any and all security interests, liens, rights and interests of the Indenture Trustee in or on any or all of the Other Lenders’ Collateral hereby are disclaimed. The Indenture Trustee shall have no right to take any action with respect to such Other Lenders’ Collateral, whether by judicial or non-judicial foreclosure, the seeking of the appointment of a receiver for any portion of the assets comprising the same or otherwise, or to take possession of any of such Other Lenders’ Collateral. If any payment or distribution to the Indenture Trustee is made from any of the Other Lenders’ Collateral at any time prior to the payment in full in cash of all of the outstanding obligations under or referred to in the Other Lenders’ Equipment Loan Agreements and the termination of all directly related financing arrangements securing the obligations under such Other Lenders’ Equipment Loan Agreements, the Indenture Trustee shall receive and, upon having actual knowledge thereof, shall hold the same in trust for the benefit of the Other Lenders and shall forthwith deliver the same to the Other Lenders in precisely the form received (except for the endorsement or assignment of the Indenture Trustee where necessary) for application against such obligations, whether due or not due.
          (c) Those specific Containers constituting Fortis Containers shall be determined by reference to the records of TLI or, if the records of TLI are unavailable or inconclusive, or in the case of manifest error in the records of TLI, by reference to the Container Management System or, if the Container Management System is not available or is inconclusive, by reference to the most recent list of collateral delivered pursuant to the terms of the Fortis Credit Agreement and/or the Fortis Security Agreement.

SECTION 4.	Concentration Account.

4.1	Concentration Account.
          (a) TLI maintains, and hereby agrees to continue to maintain in its individual capacity and as the manager of Containers on behalf of TAL A, the bank deposit accounts identified on Exhibit A hereto as the “concentration account” (such account, or any successor concentration account created by TLI in compliance with this Section 4.1, is referred to herein as the “Concentration Account”). Until otherwise instructed by the Indenture Trustee, Fortis and/or the Other Lenders (or any trustee or agent thereof), in writing, following the occurrence of an Actionable Default and in accordance with an applicable Equipment Loan Agreement or related Security Agreement, TLI will (i) continue to instruct all lessees of the Containers or other collateral under a Lease to remit all rental and other payments arising under such Lease to one or more of the bank deposit accounts used by TLI from time to time as “collection accounts” (collectively, the “Collection Accounts”), and (ii) cause all funds on deposit in the Collection Accounts, to the extent of the type referenced in clause (i) above, to be “swept” into the Concentration Account on a periodic basis. The Collection Accounts that are in use by TLI on the date hereof are identified on Exhibit B. Each of the Indenture Trustee, Fortis and/or the Other Lenders further agree, for the exclusive benefit of each other, and without any duties or obligations to TLI or TAL A that, if an Actionable Default has occurred, (i) no such party shall exercise any rights to instruct lessees to remit rental and other payments under any Leases without prior notice to each other Equipment Lender and (ii) absent the consent of all Equipment Lenders, no such Equipment Lender shall instruct lessees under a Lease Agreement that relates to one or more Securitized Containers, Fortis Containers or Other Lenders’ Containers to remit such payments to any account other than the Collection Account; provided that nothing herein shall restrict the rights of a successor manager under the Management Agreement to give any such notices so long as such manager has agreed to be bound by the provisions of Sections 4 and 5 of this Agreement insofar as such provisions apply to TLI. Nothing contained in clause (ii) above shall restrict any of the Indenture Trustee, Fortis and/or any Other Lender from instructing any Lessee to return to a specified depot or other location any Securitized Container, Fortis Container or Other Lenders’ Container, respectively, upon the expiration or earlier termination of the related Lease.
          (b) TLI shall not change the Concentration Account, either to a different deposit account at Citibank or to an account at another bank (which new Concentration Account, in any event, shall be maintained at a bank in the United States, unless all of the Equipment Lenders agree to a different location), unless TLI shall, as soon as practicable but in any event within 30 Business Days, have given written notice to each of the Equipment Lenders.
          (c) Except as provided in this Agreement, TLI (as an equipment owner and in its capacity as a manager of Containers owned by TAL A) agrees that it shall not transfer ownership to, in whole or part, or create, incur, assume or suffer to exist any Lien (other than Permitted Liens) in favor of any party upon the Concentration Account, any Collection Account, or any funds therein or proceeds thereof. Upon receiving notice of any Lien (other than Permitted Liens) upon the Concentration Account or any Collection Account other than as expressly provided for or permitted herein, TLI shall, as soon as possible following notice to such effect from any Equipment Lender, cease depositing or causing to be deposited funds constituting Securitized Collateral, Fortis Collateral or Other Lenders’ Collateral into such account, and will thereafter deposit or cause to be deposited such funds into such other account as is approved in writing by each of the Equipment Lenders, until such time as such Lien (other than Permitted Liens) is released or removed on terms reasonably satisfactory to each of the parties hereto.

SECTION 5. Inspection of Books and Records; Negative Pledge on Container Management System; Non-Exclusive License on Container Management System.
          (a) TLI agrees that (to the extent of its ownership or other interest therein) neither it nor any of its Affiliates shall create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person, any Lien (other than Permitted Liens) on the Container Management System. TLI shall promptly take or cause to be taken such actions as may be necessary to discharge any such Lien (other than Permitted Liens).
          (b) TLI hereby grants, and agrees to grant from time to time, to Fortis, the Indenture Trustee and each Other Lender a non-exclusive royalty-free license (such license not to have any force or effect until, and only for so long as, an Actionable Default has occurred and is continuing) to the software system used by TLI in connection with its Container Management System, subject, in the case of intellectual property rights held under license by TLI, to the prior consent of the relevant licensor, if required, which consent TLI undertakes to use its reasonable efforts forthwith to obtain at its own expense on terms reasonably acceptable to TLI for so long as an Actionable Default has occurred and is continuing.
SECTION 6. Joinder to this Agreement by Supplemental Agreements.
     Equipment Lender(s) not initially parties to this Agreement shall be entitled to participate in this Agreement, as it may from time to time be amended or supplemented, by executing a “Supplemental Agreement”, substantially in the form of Exhibit D hereto, accepting the terms of this Agreement, as amended and supplemented to the date of such execution. Such participation shall, prior to an Actionable Default, require the written approval of TLI, but shall not require the further authorization or approval of any of the other parties hereto, provided that TLI shall promptly furnish each Equipment Lender then party to this Agreement with a copy of the executed Supplemental Agreement with such additional party. Each Equipment Lender hereby accepts each of the terms of this Agreement, as it may be supplemented from time to time by virtue of the execution of a Supplemental Agreement from time to time.
SECTION 7. Miscellaneous.
     7.1 Conflict with Equipment Loan Agreements. Except as herein otherwise expressly provided, all rights, powers, privileges and remedies granted to each Equipment Lender that is a party to this Agreement under its respective Equipment Loan Agreement (to the extent that such rights, powers, privileges and remedies relate to foreclosure or disposition of the Containers and Leases pledged to such Lender) are subject to the provisions contained herein, provided that this Section 7.1 shall not be construed as waiving, amending or limiting any covenant or agreement of TLI or TAL A contained in any such Equipment Loan Agreement.
     7.2 No Waiver. No waiver of any breach of this Agreement shall be implied from any omission, failure or delay by any party to take any action with respect to such breach. No express waiver shall affect any breach other than the breach specified therein and each such express waiver shall be operative only for the time and to the extent therein expressly stated. No waiver of any breach shall be construed as a waiver of any subsequent breach of the same or a different covenant or of any subsequent failure to satisfy the same or a different condition. Any party’s consent to or approval of any particular event, act, omission, failure or delay shall not result in a waiver of, or render unnecessary, consent to any approval of, any subsequent event, act, omission, failure or delay; and no person’s or entity’s consent or approval shall bind any other party.
     7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other entity shall be entitled to claim any rights or benefits hereunder, as third party beneficiary or otherwise.
     7.4 Counterparts. This Agreement may be executed in any number of counterparts, but all such counterparts together shall constitute one and the same agreement.
     7.5 Headings. All headings appearing herein are for convenience only and shall be disregarded in construing the substantive provisions of this Agreement.
     7.6 Notices. All Notices, requests and demands to or upon the parties hereto shall be in writing and given by (a) personal delivery, (b) internationally recognized overnight courier, or (c) facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address, telephone or fax number as shown adjacent to each party’s signature hereto or to such other address as may be hereafter designated in writing by the respective parties hereto. Any party hereto may change such address by notice given to the other parties in the manner above set forth. Notice shall be effective and deemed received (a) when delivered, if delivered by hand, (b) two days after being delivered to the courier service, if sent by courier, or (c) upon receipt of confirmation of transmission, if sent by telecopy.
SECTION 8. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supercedes any prior agreements, written or oral, with respect hereto.
SECTION 9. Amendment. Except as contemplated by Section 6 hereof, this Agreement may be amended from time to time only in a writing executed by all of the parties hereto (including Equipment Lender(s) not initially parties to this Agreement but which subsequently become a party hereto in accordance with the provisions of Section 6 hereof). TAL A shall forward a copy of any amendment hereto to each Rating Agency (as such term is defined in the Indenture), if any.
SECTION 10. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 11. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST A PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK AND EACH

PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
SECTION 12. Further Assurances. Each party agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments, at the expense of TLI, as are reasonably required to carry into effect the purposes of this Agreement.
SECTION 13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.
SECTION 14. Acknowledgment of Indenture Trustee. The Indenture Trustee hereby acknowledges that any payment made to Fortis or any Other Lenders with funds that, pursuant to the terms of the “waterfall” provisions of the Indenture, previously have been distributed to TLI or its designee will not violate the provisions of this Agreement.
SECTION 15. Acknowledgment. Each party acknowledges that that certain Amended and Restated Intercreditor Agreement, dated as of August 1, 2005, by and among TLI, Fortis and the other parties thereto is terminated and shall have no further force or effect.
SECTION 16. No Petition. Each party hereto, on its own behalf, hereby covenants and agrees that it will not institute (or cause or direct or solicit any Person to institute) against TAL A any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one (1) year and one (1) day after the later of (a) the last date on which any Note of any Series was Outstanding and (b) the date on which all amounts owing to the Series Enhancers pursuant to the terms of the Indenture and the Insurance Agreements have been paid in full. Capitalized terms used in this Section 17 but not otherwise defined herein shall have the meanings set forth in the Indenture.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

TAL INTERNATIONAL CONTAINER CORPORATION,		TAL ADVANTAGE I LLC, acting in its capacity
In its capacity as an equipment owner		as an equipment owner
and manager of Containers owned by TAL Advantage I LLC		By:	TAL International Container Corporation, its Manager

By:		By:

TAL International Container Corporation 100 Manhattanville Road Purchase, New York 10577-2135		TAL Advantage I LLC 100 Manhattanville Road Purchase, New York 10577-2135
Attn:	Chand Khan, Vice President and	Attn:	Chand Khan
Chief Financial Officer
Fax:	914-697-2526	with copies to:
with a copy to:		TAL International Container Corporation
100 Manhattanville Road Purchase, New York 10577-2135
TAL International Group, Inc. 100 Manhattanville Road Purchase, NY 10577-2135		Attn:	Chand Khan, Vice President and Chief Financial Officer
Attn:	Marc A. Pearlin, Vice President,	and:
General Counsel & Secretary
Fax:	914-697-2526	TAL International Group, Inc. 100 Manhattanville Road Purchase, NY 10577-2135
		Attn:	Marc A. Pearlin, Vice President, General Counsel & Secretary
		Fax:	914-697-2526
Concentration Account Intercreditor Agreement

FORTIS CAPITAL CORP.,
In its capacity as administrative agent
and collateral agent on behalf of itself
and other lenders under the Fortis Credit Agreement

By:

Fortis Capital Corp.
520 Madison Avenue
New York, NY 10022
Attn: Gloria Beloti-Fields
Fax: 212-340-5450
Phone: 212-340-5455

With a copy to:

Fortis Bank (Nederland) N.V.
Two Embarcadero Center
Suite 1330
San Francisco, CA 94111
Attn: Menno van Lacum
Fax: 415-283-3046
Phone: 415-283-3042
Intercreditor Agreement

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely as
Indenture Trustee under the Indenture referred
to in the introductory paragraph

By:

U.S. Bank National Association
Corporate Trust Services
Reference: Structured Finance/TAL Advantage
EP-MN-WS3D
60 Livingston Avenue
St. Paul, MN 55107
651-495-3851(phone)
651-495-8090 (fax)
Concentration Account Intercreditor Agreement

APPENDIX A
CERTAIN DEFINITIONS
     In addition to the terms that are defined above this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined) unless the context otherwise requires.
     “Actionable Default” means (i) a “Designated Event of Default” under the Fortis Credit Agreement, (ii) an “Event of Default” under the Indenture, (iii) a “Manager Default” under the Management Agreement and (iv) any other item designated as such pursuant to the applicable Equipment Loan Agreement.
     “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.
     “Business Day” means any day on which banks in New York, NY and St. Paul, Minnesota are open for business generally.
     “Collateral” means, with respect to each of TLI and TAL A, the collateral described in the applicable Equipment Loan Agreement and/or Security Agreement with its applicable Equipment Lender(s).
     “Collection Accounts” has the meaning specified in Section 4.1(a).
     “Concentration Account” has the meaning specified in Section 4.1(a).
     “Container Management System” means the “TERMS 2000” tracking and billing system used by TLI and any upgrade of, successor to, or replacement for, such system.
     “Containers” means dry cargo, refrigerated, open top, flat rack, domestic storage, tank, high cube or other type of marine or intermodal shipping container, including any generator sets or cooling units used with refrigerated containers, and any related spare parts, and all accessories, parts and other property at any time affixed thereto or used in connection therewith, and any substitutions, additions or replacement for, to or of any such items.
     “Equipment Lenders” means collectively (i) the Indenture Trustee (for the benefit of the Noteholders under the Indenture), (ii) Fortis (for the benefit of the Banks under the Fortis Credit Agreement), and (iii) any future lender to TLI or TAL A who subsequently becomes a party to this Agreement; and “Equipment Lender” means any one of the foregoing. With respect to any multi-lender facility, the term “Equipment Lender” shall mean the agent, trustee or other representative of any Equipment Lender, as the context may require.

     “Equipment Loan Agreements” means collectively: (i) the Indenture, (ii) the Fortis Credit Agreement, and (iii) any other credit agreement or credit agreements pursuant to which an Equipment Lender has made or may in the future make an Equipment Loan to TLI or TAL A, including any amendments, supplements, restatements, waivers or other modifications thereto and any related loan documents (including but not limited to any related Security Agreement) other than this Agreement; and “Equipment Loan Agreement” means any one of such agreements.
     “Fortis” has the meaning specified in the preamble.
     “Fortis Collateral” has the meaning specified in the preamble.
     “Fortis Containers” has the meaning specified in the preamble.
     “Fortis Credit Agreement” has the meaning specified in the preamble.
     “Fortis Lease Payments” has the meaning specified in the preamble.
     “Fortis Leases” has the meaning specified in the preamble.
     “Fortis Security Agreement” has the meaning specified in the preamble.
     “GAAP” means the accounting principles, policies and practices generally accepted and adopted and ordinarily applied in the preparation of the audited financial statements of corporations or other entities organized in the United States, as in effect from time to time, applied on a consistent basis.
     “Indenture” has the meaning specified in the preamble.
     “Indenture Trustee” has the meaning specified in the preamble.
     “Leases” means any lease of a Container, or other item of equipment that is subject to a security interest pursuant to any applicable Equipment Loan Agreement, by TLI, or TAL A to a lessee.
     “Lien” means any security interest, lien, charge, pledge, equity or encumbrance of any kind.
     “Management Agreement” means the Amended and Restated Management Agreement, dated as of April 12, 2006, between TLI and TAL A, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
     “Other Lenders” has the meaning specified in the preamble.
     “Other Lenders’ Collateral” has the meaning specified in the preamble.
     “Other Lenders’ Containers” has the meaning specified in the preamble.

     “Other Lenders’ Lease Payments” has the meaning specified in the preamble.
     “Other Lenders’ Leases” has the meaning specified in the preamble.
     “Permitted Lien” means any of the following:
     (i) Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;
     (ii) Liens arising from judgments, decrees or attachments in respect of which TLI shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds);
     (iii) Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Issuer as lessor in the ordinary course of business;
     (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, right of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
     (v) Liens in respect of property or assets of TLI or any of its Subsidiaries imposed by law which have not arisen to secure Indebtedness for borrowed money, such as carriers’, seamen’s, stevedores’, wharfinger’s, depot operators’, transporters’, warehousemens’, mechanics’, landlord’s, suppliers’, repairmen’s or other like Liens, and relating to amounts not yet due or which shall not have been overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP; and
     (vi) Licenses and sublicenses granted by, or on behalf of, TLI pursuant to this Agreement or any Equipment Loan Agreement in the ordinary course of business.
     “Securitized Collateral” has the meaning specified in the preamble.
     “Securitized Containers” has the meaning specified in the preamble.
     “Securitized Lease Payments” has the meaning specified in the preamble.
     “Securitized Leases” has the meaning specified in the preamble.
     “Security Agreements” means any security agreement, indenture or similar document entered into by an equipment owner pursuant to which such equipment owner grants a security interest in certain Collateral to an Equipment Lender (including, without limitation, the Fortis

Security Agreement and the Indenture); including any amendments or supplements thereto; and “Security Agreement” means any one of such agreements.
     “TAL A” has the meaning specified in the preamble.
     “TLI” has the meaning specified in the preamble.

EXHIBIT A
DESCRIPTION OF CONCENTRATION ACCOUNT

EXHIBIT B
LIST OF COLLECTION ACCOUNTS

EXHIBIT C
[Reserved].

EXHIBIT D
FORM OF SUPPLEMENTAL AGREEMENT TO THE INTERCREDITOR AGREEMENT
     THIS SUPPLEMENTAL AGREEMENT TO THE INTERCREDITOR AGREEMENT is made as of           , by and among TAL International Container Corporation, a corporation organized under the laws of the State of Delaware (acting in its capacity as an equipment owner and the manager of certain Containers owned by TAL A, together with its successors and permitted assigns, “TLI”), TAL Advantage I LLC, a limited liability company organized under the laws of the State of Delaware (acting in its capacity as an equipment owner, together with its successors and permitted assigns, “TAL A”), U.S. Bank National Association (acting in its capacity as Trustee for the Noteholders of TAL A under the Indenture and the Insurer, together with its successors and permitted assigns, the “Indenture Trustee”), Fortis Capital Corp., a corporation organized under the laws of the State of Connecticut (acting in its capacity and as administrative agent on behalf of itself and various lenders pursuant to the Fortis Credit Agreement, together with its successors and permitted assigns, “Fortis”), and various other Equipment Lenders that may from time-to-time become parties hereto in accordance with the provisions of Section 8 hereof.
RECITALS
     WHEREAS, the parties referred to above (other than [New Party]) are parties to that certain Intercreditor Agreement dated as of April 12, 2006 (together with any amendments or supplements thereto, the “Agreement”). Section 6) of the Agreement contemplates that “Equipment Lenders” (as such term is defined in the Agreement) not initially parties to the Agreement shall be entitled to participate in the Agreement, as it may from time to time be amended or supplemented, by executing a Supplemental Agreement accepting the terms of the Agreement, as amended and supplemented to the date of such execution, upon written approval of TLI (prior to an Actionable Default), but without further authorization or approval of the other parties to the Agreement, provided certain conditions set forth therein have been met.
     WHEREAS, New Party is willing to participate in the Agreement as an Equipment Lender upon the terms and conditions set forth herein, and TLI is willing to give its written approval to such participation.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1. New Party hereby accepts each of the terms of the Agreement, as amended and supplemented to the date of the execution of this Supplemental Agreement.
2. TLI hereby approves of the participation in the Agreement by New Party. TLI further hereby agrees that New Party shall constitute an Equipment Lender, as such terms are defined in the Agreement.

3. (a) New Party hereby acknowledges and agrees for the benefit of (i) the Indenture Trustee, (ii) Fortis and (iii) the Other Lenders (as defined in the Agreement) and their successors and assigns that any and all security interests, liens, rights and interests of New Party, in or on any or all of the Securitized Collateral, the Fortis Collateral and/or the Other Lenders’ Collateral hereby are disclaimed. New Party shall have no right to take any action with respect to the Securitized Collateral, the Fortis Collateral and/or the Other Lenders’ Collateral, whether by judicial or non judicial foreclosure, the seeking of the appointment of a receiver for any portion of the assets comprising the same or otherwise, or to take possession of any of the Securitized Collateral, the Fortis Collateral and/or the Other Lenders’ Collateral. If any payment or distribution to New Party is made from any of the Securitized Collateral at any time prior to the payment in full in cash of all of the outstanding obligations under or referred to in the Indenture and the termination of all directly related financing arrangements securing the obligations under the Indenture, New Party shall receive and, upon having actual knowledge thereof, shall hold the same in trust for the benefit of the Indenture Trustee and shall forthwith deliver the same to the Indenture Trustee in precisely the form received (except for the endorsement or assignment of New Party where necessary) for application against such obligations, whether due or not due. If any payment or distribution to New Party is made from any of the Fortis Collateral and/or the Other Lenders’ Collateral prior to the payment in full in cash of all outstanding obligations under or referred to in the Fortis Credit Agreement or the Other Lenders’ Equipment Loan Agreements, as the case may be, and the termination of all directly related financing arrangements securing the obligations under the Fortis Credit Agreement or the Other Lenders’ Equipment Loan Agreements, as the case may be, New Party shall receive and hold the same in trust for the benefit of Fortis or the Other Lenders and shall forthwith deliver the same to any or all of them, as appropriate, in precisely the form received (except for the endorsement or assignment of New Party where necessary) for application against such obligations, whether due or not due.
(b) To the extent that any additional Other Lenders become a party hereto in accordance with the provisions of Section 6 hereof, then the New Party hereby acknowledges and agrees for the benefit of such Other Lenders that any and all security interests, liens, rights and interests of the New Party in or on any or all of the Other Lenders’ Collateral hereby are disclaimed. The New Party shall have no right to take any action with respect to such Other Lenders’ Collateral, whether by judicial or non-judicial foreclosure, the seeking of the appointment of a receiver for any portion of the assets comprising the same or otherwise, or to take possession of any of such Other Lenders’ Collateral. If any payment or distribution to the New Party is made from any of the Other Lenders’ Collateral at any time prior to the payment in full in cash of all of the outstanding obligations under or referred to in the Other Lenders’ Equipment Loan Agreements and the termination of all directly related financing arrangements securing the obligations under such Other Lenders’ Equipment Loan Agreements, the New Party shall receive and, upon having actual knowledge thereof, shall hold the same in trust for the benefit of the Other Lenders and shall forthwith deliver the same to the Other Lenders in precisely the form received (except for the endorsement or assignment of the New Party where necessary) for application against such obligations, whether due or not due.
(c) Those specific Containers, if any, constituting the New Party’s Containers shall be determined by reference to the records of TLI or, if the records of TLI are unavailable or inconclusive, or in the case of manifest error in the records of TLI, by reference to the Container

Management System, or, if the Container Management System is not available or is inconclusive, by reference to the most recent list of collateral delivered pursuant to the terms of New Party’s Equipment Loan Agreement.
4. For purposes of Section 7.7 of the Agreement, the address of New Party is [          ]. Notice of change of such addresses shall be made pursuant to said Section 7.7.
5. This instrument may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original; but all such counterparts shall together constitute only one and the same instrument.
6. This Supplemental Agreement to the Intercreditor Agreement shall be construed by and interpreted in accordance with the laws of the State of New York (including Section 5-1401 and 5-1402 of the General Obligations Law but otherwise without regard to conflicts of law principles), and the rights, obligations and remedies of the parties hereto shall be determined in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to the Intercreditor Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TAL INTERNATIONAL CONTAINER CORPORATION, In its capacity as an equipment owner and as the manager of equipment owned by TAL Advantage I LLC
By:
Name:
Title:

with a copy to:
[ ]
Address:
[ ]

[NEW PARTY]
By:
Title: